Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

May 6, 2019

Board of Directors

Heritage Bancorp

2330 South Virginia Street

Reno, Nevada 89502

Re:	Acquisition of Heritage Bancorp

Ladies and Gentlemen:

We have acted as special counsel to Heritage Bancorp, a Nevada corporation (“Heritage”), in connection with the planned merger (the “Merger”) of Heritage with and into Glacier Bancorp, Inc., a Montana corporation (“Glacier”), pursuant to the Plan and Agreement of Merger (the “Agreement”) dated as of April 3, 2019, among Glacier, Glacier Bank, a Montana state-chartered bank, Heritage, and Heritage Bank of Nevada, a Nevada state-chartered bank. At your request, and in connection with the filing by Glacier of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Prospectus”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the Prospectus, and we have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service or United States Treasury Department, and applicable case law, any of which may be changed at any time with retroactive effect. In addition, we have assumed (without any independent investigation or review) that the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party). If the Merger is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed above, may be adversely affected.

Heritage Bancorp

May 6, 2019

Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Heritage or Glacier of any such change or inaccuracy that may occur or come to our attention after the date of this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Luse Gorman, PC
LUSE GORMAN, PC